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                                                                     Exhibit 4.3


                            CLINTRIALS RESEARCH INC.

                   1999 LONG-TERM INCENTIVE COMPENSATION PLAN


         1. The Purpose of the Plan. This 1999 Long-Term Incentive Compensation Plan (the "Plan") is intended to provide an opportunity for individuals performing services for Clintrials Research Inc., a Delaware corporation (the "Corporation"), including officers, key employees, and directors of the Corporation and its subsidiaries, as subsidiaries are defined in section 425 of the Internal Revenue Code of 1986, as amended (the "Code") (its "Subsidiaries"), to acquire shares of the Corporation's common stock ("Stock"), to obtain additional compensation based on appreciation of the Stock and/or to be rewarded for achieving certain performance goals. The Plan provides for the grant of incentive stock options, as defined in section 422 of the Code ("Incentive Stock Options" or "ISOs"), stock options not qualifying as Incentive Stock Options ("Non-Qualified Stock Options" or "NQSOs") (collectively "Options"), stock appreciation rights, as defined in paragraph 5 ("Stock Appreciation Rights" or "SARs"), and Restricted Stock, as set forth in paragraph 6, as an incentive to service or continued service with the Corporation and to aid the Corporation in retaining and obtaining key personnel of outstanding ability. The Plan also provides for Performance Shares, as set forth in paragraph 7, and Performance Units, as set forth in paragraph 8, as an incentive to reach certain performance goals. As used herein, "Incentives" refers to Incentive Stock Options, NonQualified Stock Options, Stock Appreciation Rights, Restricted Stock, Performance Shares and Performance Units.

         2. Stock Subject to the Plan. The maximum number of shares of the common stock, $.01 par value, of the Corporation (the "Stock") which may be issued hereunder shall be a total of 1,500,000 shares of Stock, which may be either authorized and unissued Stock or Stock held in the treasury of the Corporation, as shall be determined by the Board of Directors of the Corporation. If an Option or SAR expires or terminates for any reason without being exercised in full, or if Restricted Stock or Performance Shares are forfeited, the unpurchased or forfeited shares shall again be available for purposes of the Plan. The number of shares which may be issued hereunder shall not exceed 1,500,000 in the aggregate.

         3. Administration of the Plan. This Plan shall be administered by the Board of Directors or a committee appointed by the Board of Directors. As used herein, the term "Committee" refers to such committee or, in the absence of appointment of such committee, to the Board of Directors. The Committee shall have full authority in its discretion to determine the eligible persons to whom Incentives shall be granted and the terms and provisions of Incentives, subject to the Plan. In making such determinations, the Committee may take into account the nature of the services rendered and to be rendered by such persons, their present and potential contributions to the Corporation and any other factors which the Committee deems relevant. Subject to the provisions of the Plan, the Committee shall have full and conclusive authority to interpret the Plan; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of the respective to agreements related to Incentives provided for herein (which need not be identical); to determine the restrictions on transferability of Stock acquired hereunder (which
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restrictions need not be identical); and to make all other determinations necessary or advisable for the proper administration of the Plan.

         4.       Options.

                  (a) Eligibility and Limits. Options may be granted to such persons as are selected by the Committee. ISOs may, however, only be granted to employees of the Corporation and its present or future subsidiaries. For purposes of ISOs, the term "employee" shall be defined as any person who at the time the ISO is granted to such person hereunder, is employed, as such term is used in Section 422 of the Code and described in Treasury Regulation section 1.421-7(h)(1), by the Corporation or any Subsidiary of the Corporation. The aggregate fair market value (determined as of the time an ISO is granted) of the Stock with respect to which ISOs are exercisable by an individual for the first time during any calendar year, taking into account ISOs granted under this Plan and under all other plans of the Corporation and its parent or Subsidiary corporations, shall not exceed the limit provided in Section 422 of the Code (currently $100,000).

                  (b) Option Agreements. The terms and conditions of each Option granted under the Plan shall be specified by the Committee and set forth in a written option agreement ("Option Agreement"). At the time any Option is granted under the Plan, the Committee shall determine whether said Option is to be an ISO or a NQSO and the Option Agreement shall reflect the Option's status as an ISO or a NQSO. The number of shares for which ISOs and NQSOs shall be granted shall be determined by the Committee in its sole discretion and set forth in the Option Agreement, subject to the provisions of Section 4(a) above with respect to the aggregate fair market value of the Stock for which an ISO may become exercisable in any calendar year and subject to the provisions of Section 2 above as to the total number of shares which may be granted under the Plan. At the time any ISO granted under this Plan is exercised, the certificates representing the shares of Stock purchased pursuant to said ISO shall be clearly identified by legend as representing shares purchased upon exercise of an ISO.

                  (c)      Option Price.

                           (i) ISOs. With respect to an ISO, the option price
                  per share shall in no event be less than 100% of the fair market value per share of the Stock (as determined in good faith by the Committee) on the date the ISO is granted. If the employee owns more than 10% of the total combined voting power of all classes of the Corporation's stock or of the stock of its parent or Subsidiary, the option price per share shall not be less than 110% of the fair market value per share of the Stock (as determined in good faith by the Committee) on the date the ISO is granted.

                           (ii) Non-Qualified Options. With respect to a NQSO
                  the option price per share of a NQSO shall not be less than 80% of the fair market value per share of the Stock (as determined in good faith by the Committee) on the date the Option is granted.

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                  (d) Date of Grant. For purposes of this section 4, the date the Option is granted shall be the date on which the Committee has approved the terms and conditions of a Option Agreement evidencing the Option and has determined the recipient of the Option and the number of shares covered by the Option and has taken all such other action as is necessary to complete the grant of the Option.

                  (e)      Option Term.

                           (i) ISOs. No ISO shall be exercisable after the
                  expiration of ten years from the date it is granted. No ISO granted to an employee who at the time of grant owns more than 10% of the total combined voting powers of all classes of the Corporation's stock or of the stock of its parent or subsidiary shall be exercisable after the expiration of five years from the date it is granted.

                           (ii) NQSOs. The term of any NQSO shall be set by the
                  Committee and set forth in each Option Agreement.

                  (f) Payment. Payment for all Stock purchased pursuant to the exercise of an Option shall be made in cash or, if approved by the Committee either at the time of grant or at the time of exercise, by delivery of Stock of the Corporation at its fair market value on the date of delivery, or a combination of cash and Stock. Such payment shall be made at the time that the Option or any part thereof is exercised, and no Stock shall be issued until full payment therefor has been made. The holder of an Option shall, as such, have none of the rights of a stockholder.

                  (g) Nontransferability of Options. Options shall not be transferable or assignable except by will or the laws of descent and distribution and shall be exercisable, during the holder's lifetime, only by him.

                  (h) Termination of Employment or Death. Except as provided below, an Option may not be exercised by a holder who was an employee upon receipt of the Option unless he is then, and continually after the grant of the Option has been, an employee of the Corporation or one of its subsidiaries. Upon any termination of employment of the holder by reason of disability, within the meaning of section 422(c)(7) of the Code, the holder may not exercise an Option later than twelve months after the date of such termination of employment. If the holder of an Option dies, such Option may be exercised (to the extent that the holder shall have been entitled to do so at the date of his death) by a legatee or legatees of the holder under this last will, or by his personal representative or distributees, at any time during the twelve-month period following his death. Notwithstanding this subparagraph (h), no NQSO may be exercised after the expiration of the term provided for in section 4(e) and specified in the Option Agreement relating to that particular NQSO and no ISO may be exercised more than ten years after the date on which its was granted. For purposes of this subparagraph (h), employment of a holder of an Option shall not be deemed terminated so long as the holder is employed by a parent or Subsidiary of the Corporation or by another corporation (or a parent or subsidiary corporation of such other corporation) which has assumed the Option of the holder in a transaction to which section 424(a) of the Code is applicable.

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                  (i) Limited Right of Exercise. An Option may be exercised
during the Option term as to the full number of shares covered by the Option if:
(1) a tender offer or exchange offer has been made for shares of Stock, provided that the corporation, person or other entity making such offer purchases or otherwise acquires shares of Stock pursuant to such offer; (2) the stockholders of the Corporation have approved a definitive agreement (the "Agreement") to merge or consolidate with or into another corporation pursuant to which the Corporation will not survive or will survive only as a subsidiary of another corporation, or to sell or otherwise dispose of all or substantially all of its assets; or (3) any person or group (as such terms are defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Act")), becomes the holder of 50% or more of the outstanding shares of Stock. If any of the events specified in this subparagraph (i) have occurred, the Option shall be fully exercisable: (x) in the event of (1) above, during the term of the tender or exchange offer; (y) in the event of (2) above, within a 30-day period commencing on the date of approval by the shareholders of the Agreement; or (z) in the event of (3) above, within a 30-day period commencing on the date upon which the Corporation is provided a copy of Schedule 13(d) (filed pursuant to Section 13(d) of the Act and the rules and regulations promulgated thereunder) indicating that any person or group has become the holder of 50% or more of the outstanding shares of Stock or, if the Corporation is not subject to Section 13(d) of the act, within a 30-day period commencing on the date upon which the Corporation receives written notice that any person or group has become the holder of 50% or more of the outstanding shares of Stock.

                  (j) Guarantees and Loans. The Corporation is hereby authorized to guarantee or make loans to the holder of an Option to enable him to exercise such Option. Any loan made or guaranteed herein shall be in such amount as determined by the Committee but shall not exceed the exercise price of the Options being exercised by the holder. Any loans made or guaranteed shall be with full recourse against the borrower, shall be secured by the Stock received from exercise of the related Option, shall provide for a market rate of interest and shall contain such other terms and conditions acceptable to the Committee. The determination of whether loans are to be made or guaranteed shall be made by the Committee.

                  (k) Construction of ISOs. All ISOs to be granted hereunder are intended to comply with section 422 and 424 of the Code, and all provisions of this Plan and all ISOs granted hereunder shall be construed in such manner as to effectuate that intent.

                  (l) Other Provisions. The Option Agreements authorized under this Plan shall contain such other provisions, including, without limitation, restrictions on the exercise of Options, as the Committee may deem advisable. Any Option Agreement related to ISO's shall contain such limitations and restrictions upon the exercise of such ISOs as shall be necessary in order that such ISOs will be Incentive Stock Options as defined in Section 422 of the Code, or to conform to any change in the law, which provisions shall control any inconsistent or contradictory provision of the Plan.

         5.       Stock Appreciation Rights.

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                  (a) Eligibility. A SAR may be granted to such persons as are determined by the Committee.

                  (b) SAR Agreements. Each SAR shall be evidenced by a SAR agreement ("SAR Agreement"). Each SAR Agreement shall provide that an SAR shall entitle the grantee to receive upon exercise the excess of (a) the fair market value of a specified number of shares of the Stock at the time of exercise over
(b) a specified price which shall be determined by the committee and set forth in each SAR Agreement but in no event shall it be less than 80% of the fair market value of the Stock at the time the SAR is granted. The determination of the fair market value of shares of Stock at the time of grant of a SAR shall be made by the Committee in good faith. The determination of the fair market value of shares of Stock at the time of exercise of a SAR shall be made in accordance with rules adopted by the Committee or, in the absence of such rules, by the Committee in good faith. A SAR may be granted in connection with all or any portion of a previously or contemporaneously granted Option or not in connection with an Option.

                  (c) Term. The term of each SAR shall be determined by the Committee and shall be specified in each SAR Agreement.

                  (d) Termination of Employment or Death. Except as provided below, SARs granted to an individual who is an employee on the date of grant will be exercisable only during his employment by the Corporation or one of its Subsidiaries. Upon any termination of employment by a grantee by reason of disability within the meaning of subparagraph 4(h) hereof, the grantee may not exercise the SAR later than twelve months after the date of such termination of employment. If the grantee of a SAR dies, the grantee's legal successor shall have the right to exercise the SAR during the lesser of its term and a period of twelve months commencing on the death of the grantee. SAR may contain such other limitations with respect to the time when such rights may be exercised as the Committee may determine, and such limitations may vary.

                  (e) Nontransferability of SARs. SARs shall not be transferable or assignable except by will or the laws of descent and distribution, and shall be exercisable, during the grantee's lifetime, only by him.

                  (f) Payment. Upon exercise of a SAR, payment shall be made in cash or Stock (at fair market value on the date of exercise) as provided in the SAR Agreement or, in the absence of such provision, as the Committee may determine.

                  (g) Other Provisions. The SAR Agreements authorized under this Plan shall contain such other provisions, including, without limitation, restrictions on the exercise of SARs, as the Committee may deem advisable.

         6.       Restricted Stock.

                  (a) Eligibility. Restricted Stock may be granted to such persons as determined by the Committee.

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                  (b) Awards. An award of Restricted Stock shall consist of
Stock granted and issued to and registered in the name of a employee and subject to the terms of a stock restriction agreement ("Stock Restriction Agreement"). For purposes of determining the number of Shares subject to a stock award, the Committee may value the Shares at a discount to reflect the various restrictions and limitations set forth in the Plan and the applicable Stock Restriction Agreement.

                  (c)      Vesting; Lapse of Restrictions.

                           (i) An employee shall vest in any Shares awarded and
                  the restrictions on the transferability of any Shares awarded shall lapse, in accordance with the schedule determined by the Committee and set forth in each Stock Restriction Agreement or, if earlier, on the date of the death, disability or retirement of the employee. Notwithstanding the foregoing, the Committee may accelerate (i) the vesting of any stock award or
                  (ii) the lapse of restrictions on any Shares awarded.

                           (ii) Unless otherwise determined by the Committee,
                  upon termination of an employee's employment with the Company or any Subsidiary for any reason other than death, disability or retirement, all Shares awarded to an employee as to which the vesting requirements have not been satisfied shall be forfeited and shall not be delivered by the Company. The date of an employee's termination of employment for any reason shall be determined in the sole discretion of the Committee.

                  (d) Certain Restrictions. Each employee awarded Restricted Stock shall be the beneficial owner of any Shares issued by the Company in connection with an award of Restricted Stock. Except for the risk of forfeiture and the restrictions on transfer which may apply to certain Shares (including restrictions relating to any dividends or other rights), the employee shall be entitled to all rights of ownership, including, without limitation, the right to vote such Shares and to receive cash or stock dividends thereon.

                  (e) Other Provisions. The Restricted Stock Agreements authorized under this Plan shall contain such other provisions as the Committee may deem advisable.

         7.       Performance Shares.

                  (a) Eligibility. Performance Shares may be granted to such persons as determined by the Committee.

                  (b) Award. Awards under this Plan shall be granted to an employee in the form of Performance Shares and such awards shall be subject to the terms of a Performance Share Agreement ("Performance Share Agreement"). Each Performance Share shall be deemed to be equivalent in value to one share of Stock. The award of Performance Shares under the Plan shall not entitle the recipient to any dividend or voting rights or any other rights of a shareholder with respect to such Performance Shares. The Committee may substitute other forms of awards (such as restricted shares) for Performance Shares in its discretion.

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                  (c) Right to Payment of Performance Shares. An employee shall have no right to receive payment for any part of his Performance Shares and all of his Performance Shares shall be forfeited unless he remains in the employment of the Corporation at all times from the date of grant of the awards through (1) the time period determined by the Committee as set forth in the Performance Share Agreement; (2) his or her normal retirement, (3) death or (4) total disability, whichever may come earlier. The Committee may, if in the opinion of the Committee circumstances warrant such action, approve payment of any or all of Performance Shares which would otherwise be forfeited as a result of an employee failing to remain in the employment of the Corporation for the required period.

                  (d) Performance Criteria. The extent to which an employee receives payment of all or part of the Performance Shares in an award grant shall be determined by the Committee based on performance criteria set forth in the Performance Share Agreement. The extent to which any of the performance criteria will affect an employee's payment may vary according to his assigned responsibilities during the award term. However, a portion of the payment of an award for every employee will depend on performance against the Corporation's objectives. The Committee shall have the right to approve different performance criteria for each Agreement.

                  (e) Form and Timing of Payment. No payments will be made to employees prior to the end of a time period set forth in the Performance Share Agreement (except in the case of termination of employment through death, retirement, total disability, or under such circumstances as the Committee deems acceptable). Payments shall be made to the holder of Performance Shares wholly in cash or wholly in an equal number of Shares, or partly in cash and partly in shares in such proportion as the Committee deems appropriate.

                  (f) Other Provisions. The Performance Share Agreements authorized under this Plan shall contain such other provisions as the Committee may deem advisable.


         8.       Performance Units.

                  (a) Eligibility. A Performance Unit may be granted to such persons as are determined by the Committee.

                  (b) Award. A Performance Unit may be exercised in whole or in part as provided in the performance unit agreement ("Performance Unit Agreement") and, subject to the provisions of the Performance Unit Agreement, a Performance Unit shall entitle an Employee to receive, without any payment to the Company (other than required tax withholding amounts), cash, Stock or a combination of cash and Stock, based on the degree to which performance standards established by the Committee and specified in the Performance Unit Agreement have been achieved. Such performance standards shall cover such period as may be specified by the Committee. The performance standards may be based on earnings or earnings growth, return on assets, equity or investment, regulatory compliance, improvements of financial ratings, achievement of balance sheet or income statement objectives, or any other objective goals established by the Committee, as the

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case may be, and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. Each Performance Unit Agreement shall specify the number of Performance Units granted.

                  (c) Exercise. The time and method of exercise of Performance Units shall be determined by the Committee and specifically set forth in the Agreement, provided, however a Performance Unit will expire no later than the earlier of ten years from the date of grant.

                  (d) Compliance with Securities Laws. To the extent required by Rule 16b-3(e) under the Exchange Act or otherwise provided in the Agreement, the Committee shall have sole discretion to consent to or disapprove the election of any Employee to receive cash in full or partial settlement of a Performance Unit. In cases where an election of settlement in cash must be consented to by the Committee, the Committee may consent to, or disapprove, such election at any time after such election, or within such period for taking action as is specified in the election, and failure to give consent shall be disapproval. Consent may be given in whole or as to a portion of the Performance Unit surrendered by the Employee. If the election to receive cash is disapproved in whole or in part, the Performance Unit shall be deemed to have been exercised for Stock, or, if so specified in the notice of exercise and election, not to have been exercised to the extent the election to receive cash is disapproved.

                  (e) Other Provisions. The Restricted Stock Agreements authorized under this Plan shall contain such other provisions as the Committee may deem advisable.


         9.       Adjustments.

                  (a) Adjustment Upon Stock Dividend. The number of shares of Stock which may be granted under an Option, SAR, Restricted Stock, Performance Share or Performance Unit Agreement, the number of shares covered by each outstanding Option, SAR, Restricted Stock or Performance Share Agreement, and the price per share in each outstanding Option or used in determining the amount of payment upon exercise of each outstanding SAR or Performance Share, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Stock resulting from a subdivision or combination of shares or the payment of a stock dividend in shares of Stock to holders of outstanding shares of Stock or any other increase or decrease in the number of such shares effected without receipt of consideration by the Corporation.

                  (b) Adjustments upon Merger. If the Corporation shall be the surviving corporation in any merger or consolidation, recapitalization, reclassification of shares or similar reorganization, the holder of each outstanding Option shall be entitled to purchase, at the same times and upon the same terms and conditions as are then provided in the Option, the number and class of shares of Stock or other securities to which a holder of the number of shares of Stock subject to the Option at the time of such transaction would have been entitled to receive as a result of such transaction, and a corresponding adjustment shall be made in connection with determining the value of each outstanding SAR and Performance Shares. Upon a merger or consolidation in which the
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Corporation is not the surviving corporation, the surviving corporation shall substitute another Option with equivalent value for an outstanding Option in a transaction to which section 424(a) of the Code is applicable and shall substitute another SAR, Restricted Stock, Performance Share with equivalent value for an outstanding SAR, Restricted Stock, Performance Share.

                  (c) Additional Adjustments. In the event of any such changes in capitalization of the Corporation, the Committee may make such additional adjustments in the number and class of shares of Stock or other securities with respect to which outstanding Options and Stock Appreciation Rights are exercisable and with respect to which future Options and Stock Appreciation Rights may be granted as the Committee in its sole discretion shall deem equitable or appropriate, subject to the provisions of this paragraph 9.

                  (d) Dissolution or Liquidation. A dissolution or liquidation of the Corporation shall cause each outstanding Incentive to terminate.

                  (e) Change in Par Value. In the event of a change of the Corporation's shares of Stock with par value into the same number of shares with a different par value or without par value, the shares resulting from any such change shall be deemed to be the Stock within the meaning of the Plan.

                  (f) Limited Rights upon Corporate Restructure. Except as expressly provided in this paragraph 9, the holder of an Incentive shall have no rights by reason of any subdivision or combination of shares of Stock of any class or the payment of any stock dividend or any other increase or decrease in the number of shares of Stock of any class or by reason of any dissolution, liquidation, merger or consolidation or distribution to the Corporation's stockholders of assets or stock of another corporation, and any issue by the Corporation of shares of Stock of any class, or securities convertible into shares of Stock of any class, shall not affect, and no adjustment by reasons thereof shall be made with respect to, the number or price of shares of Stock subject to the Incentive.


                  (g) Effect of Incentives on Company's Capital Business Structure. The existence of the Plan and the Incentives granted pursuant to the Plan shall not affect in any way the right or power of the Corporation to make or authorize any adjustment, reclassification, reorganization or other change in its capital or business structure, any merger or consolidation of the Corporation, any issue of debt or equity securities having preferences or priorities as to the Stock or the rights thereof, the dissolution or liquidation of the Corporation, any sale or transfer of all or any part of its business or assets, or any other corporate act or proceeding.

         10. Termination and Amendment of the Plan. The Plan shall terminate on the date ten years after adoption of the Plan by the Board of Directors, and no Incentive shall be granted under the Plan after that date, but Incentives granted before termination of the Plan shall remain exercisable thereafter until they expire or lapse according to their terms. In addition, the Board of Directors may terminate the Plan at any time. The Plan may be modified and amended by the Board of Directors, the Committee or the Corporation's stockholders. Notwithstanding the foregoing, no

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such termination, modification or amendment without the consent of the holder of a Incentive shall adversely affect his right under such Incentive.

         11. Indemnification. In addition to and not in limitation of such other rights of indemnification as they may have as directors or as members of the Committee, members of the Board of Directors and the Committee shall be indemnified by the Corporation against the reasonable expenses, including attorney's fees and court costs actually and necessarily incurred, in connection with the defense of any action, suit or proceeding, or in connection with any appeal thereof, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Incentive granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Corporation) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Committee or Board member is liable for negligence or misconduct in the performance of his or her duties; provided that within sixty (60) days after institution of any such action, suit or proceeding the Committee or Board member shall, in writing, offer the Corporation the opportunity, at its own expense, to handle and defend the same.

         12. Rule 16b-3. Notwithstanding any provisions herein to the contrary, Incentives granted to executive officers or directors of the Corporation shall be granted in such a manner, shall contain such terms, and shall be exercised as may be required in order to ensure that such Incentives comply with Rule 16b-3 under the Securities Exchange Act of 1934, as amended.

         13. Shareholder Approval. This Plan is subject to the approval of the holders of a majority of the outstanding shares of common stock of the Corporation.



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